Exhibit 99.1

FOR IMMEDIATE RELEASE

F.N.B. Corporation Announces $150 Million Stock Repurchase Program

PITTSBURGH, PA – SEPTEMBER 23, 2019 – F.N.B. Corporation (NYSE: FNB) announced that its Board of Directors has authorized a stock repurchase program for the repurchase of up to an aggregate of $150 million of its Common Stock.

The repurchases will be made from time to time on the open market at prevailing market prices or in privately negotiated transactions. The purchases will be funded from available working capital. The repurchase program is expected to continue through the end of 2020. There is no guarantee as to the exact number of shares that will be repurchased, and FNB may discontinue purchases at any time.

Vincent J. Delie, Jr., Chairman, President and CEO of F.N.B. Corporation and First National Bank, stated, “The Board of Director’s unanimous approval of this stock repurchase program demonstrates confidence in FNB’s business model, as well as our increased capital generation capabilities. In addition to our strong dividend, repurchasing stock underscores our commitment to further optimizing capital and enhancing shareholder value.”

About F.N.B. Corporation

F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of nearly $34 billion and approximately 380 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB’s wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Analyst/Institutional Investor Contact:

Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)

lazzaro@fnb-corp.com

Media Contact:

Jennifer Reel, 724-983-4856, 724-699-6389 (cell)

reel@fnb-corp.com